Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2019 RESULTS

LINCOLN, Nebraska (November 5, 2019) — National Research Corporation (NASDAQ:NRC) today announced results for the third quarter of 2019.

In comparison to the third quarter of 2018:

●	Record sales—Net New Sales of $10.0 million
●	Total Contract Value increased to $140.5 million up 11%
●	Revenue increased 8% to $32.5 million
●	Operating Income increased 11% to $10.2 million
●	Voice of the Customer (VoC) platform revenue increased by 35%

Commenting on recent performance, Michael D. Hays, chief executive officer of National Research Corporation said, “Several of the largest and most prestigious health systems in the country switched to NRC’s Voice of the Customer platform in the third quarter, setting a new sales record. The pipeline for the balance of 2019 and 2020 is equally impressive.”

Revenue for the quarter ended September 30, 2019, was $32.5 million, compared to $30.0 million for the same quarter in 2018. Net income for the quarter ended September 30, 2019, was $8.1 million, compared to $7.0 million for the quarter ended September 30, 2018. Diluted earnings per share increased to $0.31 for the common stock (formerly Class A) for the quarter ended September 30, 2019, from diluted earnings per share of $0.27 for the quarter ended September 30, 2018.

Regarding the Company’s third quarter financial performance, Kevin Karas, chief financial officer of National Research Corporation, said, “Our sales performance continued to gain momentum with our net new sales year-to-date increasing by 28% compared to the first three quarters of 2018. The continued focus on adding new customers to the VoC platform solution and driving value for existing customers resulted in an increase in total contract value in the third quarter 2019 of 11% over the prior year. VoC platform contract value has grown by 33% over the third quarter of 2018 and now represents 66% of total contract value.”

NRC Announces Third Quarter 2019 Results

November 5, 2019

A listen-only simulcast of National Research Corporation’s 2019 third quarter conference call will be available online at http://edge.media-server.com/mmc/p/to3vagfu on November 6, 2019, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 38 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Third Quarter 2019 Results

November 5, 2019

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenue	$32,465	$30,013	$95,359	$89,047

Operating expenses:
Direct expenses	12,109	11,780	35,269	35,685
Selling, general and administrative	8,706	7,679	24,732	23,486
Depreciation and amortization	1,430	1,388	4,285	3,996
Total operating expenses	22,245	20,847	64,286	63,167

Operating income	10,220	9,166	31,073	25,880

Other income (expense):
Interest income	10	3	24	57
Interest expense	(510)	(544)	(1,613)	(990)
Other, net	89	(242)	(330)	222

Total other income (expense)	(411)	(783)	(1,919)	(711)

Income before income taxes	9,809	8,383	29,154	25,169

Provision (benefit) for income taxes	1,690	1,391	5,446	2,923

Net income	$8,119	$6,992	$23,708	$22,246

Earnings per share of common stock:
Basic earnings per share:
Common (formerly Class A)	$0.33	$0.28	$0.95	$0.76
Class B	$--	$--	$--	$1.31
Diluted earnings per share:
Common (formerly Class A)	$0.31	$0.27	$0.92	$0.73
Class B	$--	$--	$--	$1.27

Weighted average shares and share equivalents outstanding
Common (formerly Class A) - basic	24,827	24,671	24,794	23,184
Class B - basic	--	--	--	3,527
Common (formerly Class A) - diluted	25,741	25,526	25,624	24,083
Class B - diluted	--	--	--	3,628

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NRC Announces Third Quarter 2019 Results

November 5, 2019

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	September 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$8,358	$12,991
Accounts receivable, net	15,308	11,922
Income taxes receivable	556	348
Other current assets	2,348	3,149
Total current assets	26,570	28,410

Net property and equipment	13,696	14,153
Goodwill	57,896	57,831
Other, net	9,487	7,638
Total assets	$107,649	$108,032

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable and line of credit	$4,133	$3,667
Accounts payable and accrued expenses	4,281	3,447
Accrued compensation	5,192	5,798
Income taxes payable	14	636
Dividends payable	4,735	17,113
Deferred revenue	19,133	16,244
Other current liabilities	824	204
Total current liabilities	38,312	47,109

Notes payable, net of current portion	30,977	34,176
Other non-current liabilities	9,385	7,664
Total liabilities	78,674	88,949

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,100,762 in 2019 and 29,917,667 in 2018, outstanding 24,920,050 in 2019 and 24,800,796 in 2018	30	30
Additional paid-in capital	160,524	157,312
Retained earnings (accumulated deficit)	(96,817)	(106,339)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,442)	(2,916)
Treasury stock	(32,320)	(29,004)
Total shareholders’ equity	28,975	19,083
Total liabilities and shareholders’ equity	$107,649	$108,032

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